SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AMDL, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AUGUST 21, 2003
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MATTERS TO BE ACTED UPON
ITEM 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
ITEM 2: PROPOSAL TO AUTHORIZE THE ISSUANCE OF UP TO 3,000,000 SHARES BELOW CURRENT MARKET PRICES
ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
ITEM 4: OTHER MATTERS
INDEPENDENT ACCOUNTANTS
PROPOSALS FOR THE NEXT ANNUAL MEETING
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
FINANCIAL AND OTHER INFORMATION
REQUEST TO RETURN PROXIES PROMPTLY
AMDL, INC. PROXY — 2003 ANNUAL MEETING

AMDL, INC.
2492 Walnut Avenue, Suite 100
Tustin, California 92780

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AUGUST 21, 2003
10:00 a.m.

     The Annual Meeting of Stockholders of AMDL, Inc. will be held at the offices of Preston Gates & Ellis LLP, 1900 Main Street, Suite 600, Irvine, California 92614 on Thursday August 21, 2003, at 10:00 a.m., local time, to consider and vote upon:

1.	The election of five directors to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	A proposal to authorize and approve the issuance by AMDL of up to 3,000,000 shares of our common stock, which amount is in excess of 20% of our issued and outstanding shares, at a price per share less than the market price as of the date of issuance;

3.	The ratification of our appointment of Corbin & Company, LLP as our independent public accounts; and

4.	Such other business as may properly come before the Annual Meeting.

     Our board of directors has fixed the close of business on July 15, 2003 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. To assure that your shares will be represented at the Annual Meeting, please mark, sign, date and promptly return the accompanying proxy card in the enclosed envelope. You may revoke your proxy at any time before it is voted.

     Stockholders are cordially invited to attend the meeting in person. Please indicate on the enclosed proxy whether you plan to attend the meeting. Stockholders may vote in person if they attend the meeting even though they have executed and returned a proxy.

By order of the board of directors,

Gary L. Dreher President and Chief Executive Officer
July , 2003 Tustin, California

AMDL, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

About the Annual Meeting

     Why have I received these materials?

     This proxy statement is furnished by our board of directors in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on August 21, 2003 and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon the election of five (5) directors, the approval of a proposal to authorize and approve the issuance of up to 3,000,000 shares of our common stock at a discount of up to 25% below the market price at the time of issuance, the approval of Corbin & Company, LLP as our independent auditors, and to consider such other business as may properly come before the Annual Meeting. We are sending this proxy statement and the accompanying proxy to our stockholders on or about July 18, 2003.

     Who is soliciting my proxy and who will bear the expense of solicitation?

     The proxy is solicited on behalf of our board of directors. The original solicitation will be by mail. Following the original solicitation, our board of directors expects that certain individual stockholders will be further solicited through telephone or other oral communications from the board of directors. The board of directors does not intend to use specially engaged employees or paid solicitors. The board of directors intends to solicit proxies for shares that are held of record by brokers, dealers, banks or voting trustees, or their nominees, and may pay the reasonable expenses of such record holders for completing the mailing of solicitation materials to persons for whom they hold shares. We will bear all solicitation expenses.

     How do I vote by proxy?

     The enclosed proxy indicates the matters to be acted upon at the Annual Meeting and provides boxes to be marked to indicate the manner in which your shares are to be voted with respect to such matters. By appropriately marking the boxes, you may specify whether the proxies shall vote for or against or shall be without authority to vote the shares represented by the proxy. The proxy also confers upon the proxies discretionary voting authority with respect to such other business as may properly come before the Annual Meeting.

     If the proxy is executed properly and is received by the proxy holder prior to the Annual Meeting, the shares represented by the proxy will be voted. Where you specify a choice with respect to the matter to be acted upon, your shares will be voted in accordance with your request. If you return your signed proxy but do not indicate your voting preferences, the proxy holder will vote FOR the three proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying our Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

     Who is entitled to vote at the Annual Meeting?

     The securities entitled to vote at the Annual Meeting consist of all of the issued and outstanding shares of our common stock. The close of business on July 15, 2003 has been fixed by our board of directors as the record date. Only stockholders of record as of the record date may vote at the Annual Meeting. As of the record date, we had 12,520,800 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

     What constitutes a quorum for purposes of the Annual Meeting?

     A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. The affirmative vote by holders of a plurality of the shares of our common stock represented at the meeting is required for the election of directors, provided a quorum is present in person or by proxy. Provided a quorum is present in person or by proxy, all other actions proposed herein, other than the election of directors, may be taken upon the affirmative vote of stockholders possessing a majority of the voting power represented at the Annual Meeting.

     How are votes counted?

     Abstentions are included in the shares present at the Annual Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for determining whether a proposal is approved. Broker non-votes (when shares are represented at the Annual Meeting by proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome.

     Our Annual Report to Stockholders for the fiscal year ended December 31, 2002, including financial statements, is being mailed together with this proxy statement to all stockholders of record as of July 15, 2003. In addition, we have provided brokers, dealers, banks, voting trustees, and their nominees, at our expense, with additional copies of the Annual Report so that such record holders could supply such materials to beneficial owners as of July 15, 2003.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the beneficial ownership of our shares of common stock as of July 9, 2003 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of our common stock, (ii) each of our directors and executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed in the table have sole voting and investment powers of their shares.

			Percentage
Name and Address (1)	Number of Shares		Owned

Gary L. Dreher	3,460,500	(2)	24.77%

William M. Thompson III, M.D. 408 Town Square Lane Huntington Beach, CA 92648	272,126	(3)	2.13%

Douglas C. MacLellan 8324 Delgany Avenue Playa del Rey, CA 90293	166,964	(4)	1.32%

Edward R. Arquilla, M.D., Ph.D. Department of Pathology University of California – Irvine Irvine, CA 92697	198,153	(5)	1.56%

Marvin E. Rosenthale, Ph.D. 6808 Queenferry Circle Boca Raton, FL 33496	85,000	(6)	(7)

Arthur S. Rosten	79,000	(8)	(7)

Chinese Universal Technologies Co., Ltd. 7F-3B1, 61 SEC GUN GYI Road 403 Taichuna, Taiwan	2,000,000	(9)	15.97%

Fong-Lin Huang, M.D. 4F, No. 12, Lane 235 Chung-Cheng Road Hsintien City, Taipei Taiwan	2,000,000	(9)	15.97%

RAB Europe Fund Limited c/o RAB Capital Limited 1 Adam Street London WCN6LE England	2,268,167	(10)	9.99	%(10)

RAB Special Situations LP c/o RAB Capital Limited 1 Adam Street London WCN6LE England	2,268,167	(10)	9.99	%(10)

All Directors and Officers as a group (6 persons)	4,261,743		28.91%

(1)	Unless otherwise indicated, address is 2492 Walnut Avenue, Suite 100, Tustin, California, 92780.

(2)	Includes 250,000 shares of common stock issuable upon the exercise of options at $0.68 per share, 300,000 shares of common stock issuable upon the exercise of options at $1.75 per share, 100,000 shares of common stock issuable upon the exercise of options at $1.00 per share, 350,000 shares of common stock issuable upon the exercise of options at $4.00 per share, 100,000 shares of common stock issuable upon the exercise of options at $2.25 per share and 350,000 shares of common stock issuable upon the exercise of options at $0.48 per share. Also includes 2,000,000 shares of common stock subject to a voting trust of which Mr. Dreher serves as a voting co-trustee (see footnote (9) below) of which he disclaims beneficial ownership.

(3)	Includes 96,935 shares of common stock issuable upon the exercise of currently outstanding warrants and options at an exercise price of $.68 per share, 15,000 shares of common stock issuable upon the exercise of options at $1.75 per share, 20,000 shares of common stock issuable upon the exercise of options at $1.00 per share, 35,000 shares of common stock issuable upon the exercise of options at $4.00 per share, 20,000 shares of common stock issuable upon the exercise of options at $2.25 per share and 65,000 shares of common stock issuable upon the exercise of options at $0.48 per share.

(4)	Includes 11,464 shares of common stock issuable upon the exercise of currently outstanding options at an exercise price of $.68 per share, 15,000 shares of common stock issuable upon the exercise of options at $1.75 per share, 20,000 shares of common stock issuable upon the exercise of options at $1.00 per share, 35,000 shares of common stock issuable upon the exercise of options at $4.00 per share, 20,000 shares of common stock issuable upon the exercise of options at $2.25 per share and 65,000 shares of common stock issuable upon the exercise of options at $0.48 per share.

(5)	Includes 33,333 shares of common stock issuable upon the exercise of currently outstanding options at an exercise price of $.68 per share, 15,000 shares of common stock issuable upon the exercise of options at $1.75 per share, 20,000 shares of common stock issuable upon the exercise of options at $1.00 per share, 35,000 shares of common stock issuable upon the exercise of options at $4.00 per share, 20,000 shares of common stock issuable upon the exercise of options at $2.25 per share and 65,000 shares of common stock issuable upon the exercise of options at $0.48 per share.

(6)	Includes 50,000 shares of common stock issuable upon the exercise of options at an exercise price of $2.39 per share and 35,000 shares of common stock issuable upon the exercise of options at $0.48 per share.

(7)	Less than one percent.

(8)	Includes 4,000 shares of common stock issuable upon the exercise of options at $2.25 per share and 75,000 shares of common stock issuable upon the exercise of options at $0.48 per share.

(9)	The company believes that one or more individuals may be deemed to share beneficial ownership in these shares due to their control of Chinese Universal Technologies Co., Ltd. These same 2,000,000 shares of common stock are subject to a Voting Trust Agreement dated as of December 14, 2000 pursuant to which Gary L. Dreher serves as voting co-trustee and Fong-Lin Huang has been designated by Chinese Universal as the other voting co-trustee. The Voting Trust Agreement provides that during its 10 year term, (i) the voting trustees shall not be required to elect to cumulatively vote the shares subject to the voting trust, (ii) Mr. Dreher or his successor shall always, in any election of directors, vote in favor of one nominee of Chinese Universal Technologies Co., Ltd., and (iii) on all other matters coming before the stockholders, the voting trustees shall be required to vote unanimously in favor (or opposed or in abstention) with regard to all such matters, otherwise such vote shall not be counted as having been voted on a proposal, except that the vote or proxy of only one trustee shall be required to count the shares as present for purposes of establishing a quorum. Mr. Huang and Mr. Dreher disclaim beneficial ownership of these 2,000,000 shares.

(10)	RAB Europe Fund Limited, RAB Special Situations LP (which changed its name from RAB Europe Partners LP on June 25, 2003), RAB Partners Limited, RAB Capital Limited, William Philip Richards and Michael Alen-Buckley (collectively, the “RAB entities”) have shared voting and shared dispositive power with respect to these shares. Mr. Richards is Managing Director of RAB Capital Limited, which is the investment manager for RAB Europe Fund Limited and RAB Special Situations LP. Mr. Richards is also a director of RAB Partners Limited, which is the general partner of RAB Special Situations LP. As of the date of this proxy statement, the RAB entities beneficially own an aggregate of 995,500 issued and outstanding shares of our common stock, plus promissory notes potentially convertible into an aggregate of 268,125 shares of our common stock and warrants to purchase up to an aggregate of 1,004,542 additional shares. In May 2003, RAB Europe Fund Limited purchased 160 units consisting of convertible notes and common stock purchase warrants for an aggregate of 852,973 shares issuable upon conversion of the notes and exercise of the warrants, RAB Special Situations LP purchased 96 units consisting of convertible notes and common stock purchase warrants for an aggregate of 511,783 shares issuable upon conversion of the notes and exercise of the warrants, and William Philip Richards purchased 39 units consisting of convertible notes and common stock purchase warrants for an aggregate of

207,911 shares issuable upon conversion of the notes and exercise of the warrants. The convertible promissory notes and warrants included in the units and other warrants held by the RAB entities include provisions limiting the collective beneficial ownership of AMDL’s common stock by these entities and their affiliates. These notes and warrants may not be converted or exercised, as the case may be, if, after giving effect to such conversion or exercise, RAB Europe Fund Limited and RAB Special Situations LP, together with their affiliates, would have collectively acquired beneficial ownership during the sixty (60) day period ending on and including the date of conversion or exercise, that when added to the number of shares beneficially owned at the beginning of such sixty (60) day period, exceeds 9.99% of the number of shares of our common stock outstanding immediately after such exercise or conversion. Because of this beneficial ownership limitation, as of the date of this proxy statement, the RAB entities are contractually restricted from beneficially owning more than 1,250,827 shares of our common stock, based on 12,520,800 shares of common stock outstanding. The notes included in the units purchased by the RAB entities in May 2003 were partially converted into an aggregate of 400,000 shares following approval by the American Stock Exchange of our application for listing of additional shares on June 18, 2003. An additional 100,000 shares were issued to the RAB entities on July 8, 2003 upon the conversion of an additional portion of principal under the notes, which conversion became permissible within the 9.99% beneficial ownership limitation as a result of a subsequent increase in our total outstanding shares. An aggregate principal amount of $103,133 of notes remains unconverted due to the 9.99% beneficial ownership limitation on the RAB entities. The unconverted balance of these notes will convert into an aggregate of 268,125 shares of common stock if conversion becomes permissible within the 9.99% beneficial ownership limitation prior to the maturity date of the notes on May 31, 2005. The units purchased by the RAB entities also include warrants to purchase an aggregate of 804,542 shares in addition to other warrants owned by the RAB entities to purchase up to 200,000 shares of our common stock. None of the warrants held by the RAB entities are currently exercisable due to the 9.99% beneficial ownership limitation and due to a further contractual restriction requiring the RAB entities to convert all notes purchased in May 2003 prior to exercising any of such warrants.

MATTERS TO BE ACTED UPON

ITEM 1: ELECTION OF DIRECTORS

Directors

     Our Certificate of Incorporation gives our board of directors the power to set the number of directors at no less than three nor more than nine. The size of our board is currently set at five. The directors elected at the Annual Meeting will serve until the next Annual Meeting of stockholders. The five nominees receiving the highest number of votes will be elected. Votes withheld for a nominee will not be counted.

     Our board of directors has nominated five (5) directors to be elected at the Annual Meeting to be held on August 21, 2003. These nominees are William M. Thompson, III, M.D., Gary L. Dreher, Edward R. Arquilla, M.D., Ph.D., Douglas C. MacLellan and Marvin E. Rosenthale, Ph.D. All of the nominees currently sit on our board of directors. Our board knows of no reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by our board of directors or the number of directors may be reduced accordingly.

     The following table sets forth the name and age of each nominee for director, the year he was first elected a director and his position(s) with AMDL.

Name	Age	Year First Elected	Position

William M. Thompson III, Ph.D.	75	1989	Chairman of the board of directors

Gary L. Dreher	56	1999	President, Chief Executive Officer, and Director

Douglas C. MacLellan	47	1992	Director

Edward R. Arquilla, M.D., Ph.D.	80	1997	Director

Marvin E. Rosenthale, Ph.D.	69	2002	Director

     Dr. Thompson has been one of our directors since June 1989. From 1969 to 2002, Dr. Thompson was a practicing General Surgeon in Orange County, California. From 1975 to the present, Dr. Thompson has also served as Vice President for Medical Affairs and as a director of Beech Street in Irvine, California.

     Mr. Dreher joined AMDL in January 1998 as Vice President of Sales and Marketing. Mr. Dreher has served as our President and as a member of our board of directors since February 1999. From 1993 to 1997, Mr. Dreher served as President of Medical Market International of Yorba Linda, California, a marketing and management services company he co-founded. From 1991 to 1993, Mr. Dreher served as Vice President of Sales and Marketing for Apotex Scientific of Arlington, Texas, a division of Canada’s largest pharmaceutical company. Mr. Dreher also currently serves on the board of directors of Optimum Care Corporation.

     Mr. MacLellan has been one of our directors since September 1992. From May 1992 to the present, Mr. MacLellan has served as President and Chief Executive Officer of The MacLellan Group, Inc., a privately held financial advisory firm. Since May 1997, Mr. MacLellan has also served as a director and co-founder of Datalex Corporation, a Canadian based millennium software solution provider. From November 1996 to February 1998, Mr. MacLellan was a member of the board of directors and Investment Committee of the Strategic East European Fund. From November 1995 to March 1998, Mr. MacLellan was President, Chief Executive Officer and a director of PotraCom Wireless, Inc., a publicly held Canadian company engaged in the business of developing and operating cellular and wireless telecommunications ventures. Mr. MacLellan is also currently a member of the board of directors of Albion Offset Group, a privately held international trade advisory firm.

     Dr. Arquilla has been one of our directors since February 1997. From 1959 until 1994, Dr. Arquilla was a full time faculty member in the Department of Pathology at the University of Southern California, the University of

California at Los Angeles and the University of California, Irvine. From 1968 to 1986, Dr. Arquilla also served as Professor and Chair of Pathology at U.C. Irvine and Chief of Pathology services at the U.C. Irvine Medical Center.

     Dr. Rosenthale has been one of our directors since May 2002 and served as a member of our Scientific Advisory Board from February 2001 until his election to the board. Dr. Rosenthale currently serves as President and CEO of Pharmaceutical Consultants. From 1994 to 1997 Dr. Rosenthale served as President and CEO of Allergan Ligund Retinoid Therapeutics, Inc., a publicly traded pharmaceutical company. Dr. Rosenthale also serves as a director of Discovery Labs and Allergan Specialty Therapeutics, Inc., as well as a director of several privately held entities. Dr. Rosenthale holds a B.Sc. in Pharmacy from Philadelphia College of Pharmacy and Science, and M.Sc. in Pharmacology from Philadelphia College of Pharmacy and Science, and a Ph.D. in Pharmacology from Hahnemann Medical College and Hospital.

Executive Officers

     Arthur S. Rosten, Age 55, Chief Financial Officer. Mr. Rosten joined us as our Chief Financial Officer in December 2001. During the prior eight years, Mr. Rosten served in various senior financial executive positions with American Purification, Inc., SDI Capital Resources, Inc. and Le Groupe Equus, all in Newport Beach, California. Earlier in his career, Mr. Rosten was a principal shareholder, President and Chief Financial Officer of Asyst Data Group. From 1971 to 1991, Mr. Rosten was practicing as a Certified Public Accountant in the US and Europe with Spicer & Oppenheim International, Ltd. and as a Chartered Accountant in Canada. He is a licensed CPA in California and a Chartered Accountant in Canada. Mr. Rosten received his Degree of Accountancy (Post Bachelor) in 1971 and a Bachelor of Science (with honors) in 1969 from McGill University, Montreal, Canada.

     Vivian B. Frazier resigned as Secretary on March 10, 2003. Her replacement has not been identified.

Board of Directors Meetings and Committees

     The board of directors has established a compensation committee consisting of Mr. MacLellan, Dr. Thompson, Dr. Arquilla and Dr. Rosenthale. The compensation committee reviews and recommends to the board of directors the compensation and benefits of all of our officers and reviews general policy matters relating to compensation benefits of our employees.

     The board of directors has also established an audit committee consisting of Mr. MacLellan, Dr. Thompson and Dr. Arquilla. The audit committee reviews the qualifications of the independent auditors, our annual and interim financial statements, the independent auditor’s report, significant reporting or operating issues and corporate policies and procedures as they relate to accounting and financial controls. Mr. MacLellan serves as the Chairman of both the compensation and the audit committee.

     The board of directors established a Governance Committee in November 2002. The Governance Committee is responsible for evaluating the size, composition, organization and responsibilities of the board of directors and its committees, establishing procedures for identifying potential nominees for board membership, reviewing candidates for election as directors and annually recommending a slate of directors for approval by the board and election by the Stockholders, nominate directors for election by the board to fill vacancies and evaluating eligibility for and recommending to the board the membership of its committees. The Governance Committee is comprised of Dr. Rosenthale, Mr. MacLellan and Dr. Thompson.

     During the fiscal year ended December 31, 2002, there were seven meetings of the board of directors as well as numerous actions taken with the unanimous written consent of the directors. Each of the directors attended, either in person or by telephonic conference, 75% or more of the total meetings of our Board and all such committees on which such director served during fiscal 2002.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     Cash Compensation of Executive Officers. The following table sets forth the total compensation earned by the Chief Executive Officer and all other executive officers who earned in excess of $100,000 per annum during any of our last three fiscal years.

							Long-Term
	Annual Compensation						Compensation

					Other		Common Shares
					Awards		Underlying Options	All Other
Name and Position	Year	Salary ($)		Bonus ($)	Compensation ($)		Granted (#)	Compensation ($)

Gary L. Dreher,	2002	$325,000	(1)	-0-	$28,893	(2)	450,000	-0-
President and CEO	2001	$248,000	(1)	$75,000	$71,000	(2)	350,000	-0-
	2000	$222,000	(1)	-0-	$9,000	(2)	400,000	-0-
Arthur S. Rosten,	2002	$162,240	(3)	-0-	-0-		79,000	-0-
Chief Financial Officer	2001	$7,291		-0-	-0-		-0-	-0-

(1)	Effective January 1, 2000, Mr. Dreher’s compensation was $222,000 per annum, effective September 1, 2001, Mr. Dreher’s compensation was raised to $300,000 per annum, and effective March 1, 2002, Mr. Dreher’s compensation was raised to $330,000 per annum.

(2)	The 2002 amount represents an additional payment of $8,880 in respect of taxes on the 2001 purchase of the golf club membership, $8,835 for golf membership dues and other items, $9,000 for a car allowance and $2,178 for life insurance. The 2001 amount represents payments to Mr. Dreher of $59,650 for the purchase of a golf club membership, $9,000 for a car allowance, $1,325 for life insurance and $1,125 for golf membership dues. The amount for 2000 represents a car allowance of $9,000.

(3)	On December 1, 2001, Mr. Rosten became our Chief Financial Officer on a part-time basis at a monthly salary of $7,291. Effective March 1, 2002, Mr. Rosten began serving on a full-time basis at an annual salary of $175,000.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

	Number of		% of Total Options
	Securities		Granted to
	Underlying Options		Employees in Fiscal	Exercise or Base
Name	Granted		Year (5)	Price ($/Sh)	Expiration Date

Gary Dreher,	100,000	(1)	15.7%	2.25	1/8/07
President and CEO	350,000	(2)	55.0%	0.48	7/24/07
Arthur S. Rosten,	4,000	(3)	0.6%	2.25	1/8/07
Chief Financial Officer	75,000	(4)	11.8%	0.48	7/24/07

(1)	Includes 44,444 options granted as incentive stock options and 55,556 options granted as non-qualified stock options under our 1999 stock option plan. All of these options became exercisable on the date of grant.

(2)	Includes 350,000 options granted as non-qualified stock options under our 2002 stock option plan. All of these options became exercisable on the date of grant.

(3)	Includes 4,000 options granted as incentive stock options under our 1999 stock option plan. All of these options became exercisable on the date of grant.

(4)	Includes 75,000 options granted as incentive stock options under our 2002 stock option plan. All of these options became exercisable on the date of grant.

(5)	Based on an aggregate of 636,000 options granted to employees in fiscal 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

			Number of Securities
	Shares		Underlying Unexercised	Value of Unexercised In-the-
	Acquired on	Value	Options at FY-End (#)	Money Options at FY-End ($)
Name	Exercise (#)	Realized ($)	Exercisable/Unexerciseable	Exercisable/Unexercisable (1)

Gary Dreher, President and CEO	0	0	1,450,000 / 0	$24,500 / 0

Arthur S. Rosten, Chief Financial Officer	0	0	79,000 / 0	$5,250 / 0

(1)	Based on a price of $0.55 per share, the closing price as reported on the American Stock Exchange on December 31, 2002.

Director Compensation

     During 2002, certain members of our board of directors were to entitled to receive cash compensation for their services on committees at the rate of $2,000 per month, of which $4,000 per person was accrued as of December 31, 2002. As Chairman of our compensation and audit committees, Douglas MacLellan was entitled to receive an additional $2,668 for 2002.

Employment Agreements

     On November 23, 1999, we entered into an employment agreement with Mr. Dreher. The agreement, which has a term of five years, provided for an annual base salary of $222,000 effective January 1, 2000. Effective March 1, 2002, his annual base salary was increased to $330,000. In consideration of this increase, Mr. Dreher agreed to cancel the provisions of his employment agreement providing for annual cash bonuses subject to meeting certain sales goals. No bonus based upon sales was paid for the year ended December 31, 2001; however, in January 2001 the compensation committee approved a discretionary bonus of $75,000 to Mr. Dreher.

Change in Control Severance Pay Plan

     On November 15, 2001, our board of directors adopted an Executive Management Change in Control Severance Pay Plan. The director who may become entitled to benefits under the plan did not participate in the deliberations or the vote to approve the plan.

     The plan covers the persons who at any time during the 90-day period ending on the date of a change in control, are employed by the company as Chief Executive Officer and/or President and are not party to a separate agreement which makes such person ineligible to participate in the plan. These persons become eligible for benefits under the plan if (1) (a) the company terminates his or her employment for any reason other than his or her death or cause (as defined in the plan) or (b) the person terminates his or her employment with the company for good reason (as defined in the plan) and (2) the termination occurs within the period beginning on the date of a change in control and ending on the last day of the twelfth month that begins after the month in which the change in control occurs. These persons also become eligible for benefits under the plan if the person terminates employment with the company for any reason during a one month period commencing six months following a change in control as defined in the plan.

     The plan requires the company to make a cash payment in an amount equal to three hundred percent (300%) of the participant’s average total compensation over the prior three years preceding the change in control. If the company’s auditors determine that the total payments made to a person result in an excise tax imposed by Internal Revenue Code §4999, the company will make an additional cash payment to the person equal to an amount such that after payment by the person of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the additional payment, the person would retain an amount of the additional payment equal to the excise tax imposed upon the total payments.

Immediately following a change in control, the company is required to establish a trust and fund the trust with the amount of any payments which may become owing to persons entitled to receive benefits under the plan but only to the extent that the funding of the trust would not impair the working capital of the company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and those persons who beneficially own more than 10% of our outstanding shares of common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of such forms furnished to us, we believe that during 2002 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except that (i) Chinese Universal Co., Ltd. failed to file required Form 13D/G by February 14, 2003 and (ii) each of our officers and directors failed to timely file annual Form 5’s by February 14, 2003. The required Form 5’s were filed in mid-March 2003.

     Certain Relationships and Related Transactions.

     Chinese Universal

     On December 19, 2000, we sold to Chinese Universal 2,000,000 shares of our common stock at a price of $1.35 per share for $700,000 cash and a secured promissory note in the principal amount of $2,000,000 due February 1, 2001. The note included imputed interest, computed at 7% per annum. Chinese Universal paid the note in full on January 30, 2001. The 2,000,000 shares of common stock currently represent approximately 15.97% of our total issued and outstanding common stock.

     As part of the transactions described above, Chinese Universal acquired a significant interest in us. However, as a condition to the sale of the shares of common stock, Chinese Universal was required to cause the shares to be deposited with the voting trustees under a Voting Trust Agreement dated as of December 14, 2000. The Voting Trust Agreement provides that during the ten (10) year term of the Voting Trust Agreement, (i) the voting trustees shall not be required to elect to cumulatively vote the shares subject to the voting trust, (ii) Mr. Dreher or his successor elected by us shall, in any election of directors, always vote in favor of one nominee of Chinese Universal for director, and (iii) on all other matters coming before the stockholders, the voting trustees shall be required to vote unanimously in favor of any such matters lest the voting trustees’ votes not be counted except for purposes of a quorum for voting on such proposal. Chinese Universal nominated Fong-Lin (“David”) Huang, M.D. for director. Dr. Huang’s term expired in May 2002 and he was not renominated.

     Concurrently, with the sale of the shares to Chinese Universal, we, under an Exclusive Distribution Agreement with Chinese Universal, sold to Chinese Universal for $300,000 cash, the exclusive distribution rights for five years to market and distribute our micro-titer plate based DR-70® in vitro diagnostic kits in the Asian markets of Taiwan, Hong Kong, Korea, Philippines, Japan, Singapore, Malaysia, Thailand, Vietnam and Cambodia. Under the Exclusive Distribution Agreement, Chinese Universal was required to purchase a minimum of 10,000 kits per year. In December 2001, we terminated this agreement due to Chinese Universal not meeting the required minimum purchase amount.

     We received a non-refundable deposit of $200,000 from Chinese Universal as part of an agreement to secure the rights to purchase the patents for combination immunogene therapy. Due to Chinese Universal not completing the purchase, the company recorded the deposit as licensing revenue in the year ended December 31, 2001. In addition, in 2001 Chinese Universal purchased DR-70® kits at a total cost of $85,607.

     Guangzhou A-Share Technology Co. Ltd

     On January 30, 2002 the Company granted Guangzhou A-Share Technology Co. Ltd., a People’s Republic of China corporation (“GAST”), the right to sell DR-70® kits in Taiwan and Hong Kong during the one year period ending January 31, 2003. GAST was formed by Jeanne Lai, one of the voting trustees under the voting trust concerning 2,000,000 shares of our common stock held by Chinese Universal. Accordingly, GAST is considered a related party for financial reporting purposes. There are no minimum quantities or fixed payments required of either party to this agreement. During 2002, GAST purchased DR-70® kits at a total cost of $24,750. An oral distribution arrangement for Taiwan and Hong Kong continues with Mercy Bio-Technology, Co., Ltd, a company related to GAST, based in Taiwan.

Report of the Compensation Committee on Executive Compensation

     Compensation Philosophy. The Compensation Committee is responsible for developing and recommending the company’s executive compensation policies to the board of directors. The executive compensation philosophy of the company is to (i) attract and retain qualified management to run the business efficiently and guide the company’s growth in both existing and new markets, (ii) establish a link between management compensation and the achievement of the company’s annual and long-term performance goals, and (iii) recognize and reward individual initiative and achievement.

     Base Salaries. Base salaries for management employees are based primarily on the responsibilities of the position and the experience of the individual, with reference to the competitive marketplace for management talent, measured in terms of executive compensation offered by comparable companies in related businesses. Increases in base salaries are based upon the performance of the executive officers as evaluated by the Compensation Committee.

     Cash Bonuses. Cash bonuses are awarded, at the discretion of the Compensation Committee, to executive officers based in part on the overall financial performance of the company and in part on the performance of the executive officer. The financial performance of the company is measured by revenue and operating income growth and actual performance against budgeted performance.

     Stock Options. The company grants stock options as part of its strategy to attract and retain qualified persons as executive officers and to motivate such persons by providing them with an equity participation in the company. During 2002, options to purchase an aggregate of 869,000 shares were granted to executives and directors of the company.

     CEO Compensation. Mr. Dreher’s compensation for fiscal 2002 was $325,000 in accordance with the terms of his Employment Agreement with the company. On November 1, 2001, the board of directors approved an Executive Management Change in Control Severance Pay Plan which provides the CEO with a cash severance payment equal to 300% of his average total compensation over the prior three years in the event of a change in control.

     Compensation Limitations. Under section 162(m) of the Internal Revenue Code, adopted in August 1993, and regulations adopted thereunder by the Internal Revenue Service, publicly-held companies may be precluded from deducting certain compensation paid to an executive officer in excess of $1.0 million in a year. The regulations exclude from this limit performance-base compensation and stock options provided certain requirements such as stockholder approval, are satisfied. The company plans to take actions, as necessary, to insure that its stock option plans and executive compensation plans qualify for exclusion.

Douglas C. MacLellan William M. Thompson III, M.D. Edward R. Arquilla, M.D., Ph.D. Marvin E. Rosenthale, Ph.D. COMPENSATION COMMITTEE

Report of the Audit Committee

     Management is responsible for the company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the board of directors. In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the company and its management. Moreover, the Audit Committee has considered whether the independent auditor’s provision of other non-audit services to the company is compatible with the auditor’s independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. By recommending to the board of directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or fairness of the audited financial statements.

Douglas C. MacLellan William M. Thompson III, M.D. Edward R. Arquilla, M.D., Ph.D AUDIT COMMITTEE

ITEM 2: PROPOSAL TO AUTHORIZE THE ISSUANCE OF UP TO 3,000,000 SHARES BELOW CURRENT MARKET PRICES

Background

     Between April and June of 2003, we conducted a private placement unit offering in which we raised total net proceeds of $1,149,270, after deducting commissions and expenses of the placement agent, through the sale of 1,321 units at a price of $1,000 each. Each unit consisted of (i) a 5% convertible promissory note in the principal amount of $1,000, plus (ii) a warrant to purchase the number of shares of our common stock equal to the number of shares issuable upon conversion of the notes. The conversion price of the notes generally equaled the higher of (i) 110% of the average closing prices of our common stock as reported by the American Stock Exchange for the five consecutive trading days immediately prior to the earlier of the date (x) we accepted the purchase agreement or (y) received the funds from the investor, or (ii) $0.385. The exercise price of each investor’s warrant is equal to the conversion price of that investor’s note, and the number of shares underlying such warrant is equal to the total dollar amount of the note divided by the exercise price.

     The principal amount of $878,368 of notes, plus accrued interest, was converted into an aggregate of 2,265,655 shares on June 18, 2003 when we received approval for the listing of those shares on the American Stock Exchange. An additional principal amount of $339,499 of notes was converted into an aggregate of 881,823 shares on July 8, 2003 after we received approval for the listing of those additional shares on the American Stock Exchange. A principal balance of $103,133, plus accrued interest, remains outstanding under notes included in the units sold to RAB Europe Fund Limited, RAB Special Situations LP and William Philip Richards, which amount will convert into shares of our common stock if conversion becomes permissible within certain contractual beneficial ownership limitations at any time prior to the maturity date of the notes on May 31, 2005.

     The warrants included in the units are currently exercisable for up to 3,575,141 shares of our common stock at prices between $.385 and $.561 per share and expire on December 31, 2005. The shares issuable upon exercise of the warrants will be transferable in the public markets during the ninety (90) day period immediately following the effective date of an S-3 registration statement covering the resale of the shares underlying the warrants, and will thereafter be subject to a lock-up agreement for an indefinite period. If these warrants are exercised, we would receive up to an additional $1.38 million, but there can be no assurance that all or any these warrants will be exercised. If the exercise price of the warrants exceeds the market price of our common stock during the 90 day resale period, it is unlikely that the warrant holders will exercise the warrants during this period.

Need for Additional Financing

     We believe that the net proceeds received from the sale of the 1,321 units will be sufficient to complete our FDA submission and to fund our operations at the current level through September 15, 2003. Unless we substantially increase our revenues by that time or the warrants included in the units are exercised, we will need to raise additional funds from the sale of our securities to maintain our operations. Management believes that the sale of restricted shares at up to a 25% discount from the then current market price is warranted and that management needs some flexibility in pricing these securities in order to successfully close an additional financing. The 3,000,000 shares of common stock that we may issue if this proposal is approved by our stockholders at the annual meeting are in addition, and are not related, to the shares issued upon conversion of the notes and issuable upon exercise of the warrants included in the units described above, for which stockholder approval was not required.

Need for Stockholder Approval

     In order to raise sufficient funds to maintain our operations, complete clinic trials and obtain FDA approval for our products, we may need to offer and sell shares of our common stock, or other securities that are convertible into or exercisable for shares of common stock, at a sale price (or having a conversion price or exercise price) per share less than the market value of our common stock at the time of issuance. Our board of directors has authorized the issuance of up to 3,000,000 shares of our common stock at a discount of up to 25% from the then current market price. For this purpose, the then current market price will be equal to the average closing price of our common stock as reported on the American Stock Exchange, or such other market on which our shares may be trading, for the five consecutive trading days immediately preceding the date of sale.

     Under Rule 713 of the Listing Standards, Policies and Requirements of the American Stock Exchange (“AMEX”), on which our common stock is listed, we are required to obtain stockholder approval in connection with any transaction, other than a public offering, that involves the issuance of common stock that equals 20% of more of our then-outstanding common stock if we issue the stock at a price below the greater of its book value or market value at the time of issuance. As of the record date, we had 12,520,800 shares of common stock outstanding. Accordingly, our issuance of up to 3,000,000 shares of our common stock at below market prices is being submitted to the stockholders for approval in order to comply with the AMEX rules.

     We have not determined the terms and conditions upon which we would issue the shares of common stock to be authorized for issuance in accordance with this proposal. We are not in negotiations with, nor have we identified, any potential purchasers. The terms and conditions of the issuance will be determined by our board of directors in its sole discretion. We cannot assure you that we will be able to sell the shares on terms satisfactory to AMDL. If this proposal is approved at our Annual Meeting, we will not solicit further authorization for the issuance of the these shares by a vote of our stockholders prior to such issuance.

Increased Dilution

     We had 12,520,800 shares of common stock outstanding as of the record date, including 3,147,478 shares that were issued upon conversion of the notes included in our recent unit offering, but not including up to 3,575,141 shares issuable upon the exercise of the warrants that were included as part of the units. Those warrants are exercisable at prices between $.385 and $.561 per share and may be resold during the ninety (90) day period immediately following the effective date of an S-3 registration statement covering the resale of shares issued upon conversion of the notes and issuable upon exercise of the warrants. Because this registration statement was not effective by July 1, 2003, we were required to issue warrants to purchase an additional number of shares equal to 5% of the number of shares underlying the warrants originally included in the units. We will be required to issue similar 5% bonus warrants on each of August 1, September 1 and October 1 of 2003 if the registration statement is not declared effective by such dates, subject to a maximum aggregate increase of 20%, or a total of 680,968 shares underlying the additional warrants.

     The proposal that will be voted upon at our annual meeting is not related to our recent unit offering. If the proposal is approved and we issue an additional 3,000,000 shares of our common stock at below then current market prices representing a discount of up to 25%, our existing stockholders will incur significant dilution of their interests in AMDL. We would have approximately 15,520,800 shares of common stock outstanding if we issue all 3,000,000 shares to be authorized pursuant to this proposal, not including the shares issuable upon conversion of the remaining balance of the notes and the exercise of outstanding warrants included in the units. You should therefore consider the potential dilution in determining whether to approve this proposal.

Potential Negative Effect on our Stock Price

     If we issue 3,000,000 additional shares of our common stock in the future, a substantial portion of those shares will become eligible for sale in the public markets, subject to certain volume limitations, after expiration of the one year holding period required under Rule 144 of the Securities Act of 1933, and all of the shares could be eligible for sale in the public markets after two years pursuant to Rule 144(k), without any volume limitations. These shares could become eligible for resale in the public markets earlier if, in connection with the sale the shares, we agree to file a registration statement with the Securities and Exchange Commission covering the resale of the shares. Any such sales, or the anticipation of the possibility of such sales, represents an overhang on the market and could depress the market price of our common stock.

     In connection with our unit offering, we agreed to file with the Securities and Exchange Commission a registration statement on Form S-3 covering the resale, from time to time, of shares of common stock issued upon conversion of the notes and the shares issuable upon the exercise of the warrants included in the units. The registration statement also includes additional outstanding securities that have registration rights. As a result of this registration, a significant number of shares became eligible for resale in the public markets. You should consider this recent substantial increase in shares eligible for sale, together with the potential impact of an additional increase of 3,000,000 shares eligible for future sale in the public markets, in determining whether to approve this proposal.

Vote Required; Board Recommendation

     The approval of our proposed issuance of up to 3,000,000 shares of common stock at a price less than market value will require the affirmative vote of the holders of at least a majority of the shares of our common present or represented at the meeting. The board of directors recommends a vote “FOR” the proposal to authorize the issuance of up to 3,000,000 additional shares of our common stock at a discount of up to 25% from the then current market price at the time of issuance.

ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors recommends the ratification of the appointment of Corbin & Company, LLP as independent public accountants, to audit our financial statements for the year ending December 31, 2003 and to perform other appropriate services as directed by our management and board of directors.

     A proposal will be presented at the meeting to appoint Corbin & Company, LLP as independent public accountants. It is expected that a representative of Corbin & Company, LLP will be present at the Annual Meeting to respond to appropriate questions or to make a statement if he or she so desires. If the stockholders do not ratify Corbin & Company, LLP by the affirmative vote of a majority of the shares represented in person or by proxy at the meeting, other independent public accountants will be considered by the board of directors.

Vote Required; Board Recommendation

     The ratification of Corbin & Company, LLP as our independent public accountants will require the affirmative vote of the holders of at least a majority of the shares of our common present or represented at the meeting. The board of directors recommends a vote “FOR” ratification of the appointment of Corbin & Company, LLP as our independent public accountants.

ITEM 4: OTHER MATTERS

     Except for the matters referred to in the accompanying Notice of Annual Meeting, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at the meeting that is a proper subject for action by the stockholders. However, if any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the person or persons acting under the proxy.

INDEPENDENT ACCOUNTANTS

Appointment of Auditors

     Effective January 1, 2003, certain principals of Corbin & Wertz, our previous independent auditors, formed Corbin & Company, LLP, as a successor public accounting firm and transferred substantially all audit and attest clients of Corbin and Wertz to Corbin & Company, LLP. On January 31, 2003, the Audit Committee of the Board of Directors approved the engagement of Corbin & Company, LLP by the company as its independent auditors for the fiscal year ending December 31, 2002.

     The Audit Committee of our Board of Directors has also appointed Corbin & Company, LLP, independent accountants, as our auditors for the year ending December 31, 2003.

Audit Fees

     The aggregate amount of fees billed by Corbin & Company, LLP for professional services rendered for the audit of the company’s annual financial statements for the fiscal year ended December 31, 2002 was $21,000. The aggregate amount of fees billed by Corbin & Wertz for the review of the financial statements included in the company’s Quarterly Reports on Form 10-QSB for that fiscal year, was $12,800.

Financial Systems Design and Implementation Fees

     We did not pay any fees to Corbin & Wertz or Corbin & Company, LLP for financial systems design and implementation services in 2002.

All Other Fees

     The aggregate amount of fees billed by Corbin & Wertz and Corbin & Company, LLP for all other non-audit services, including various assurance services, tax preparation and tax consulting rendered to the company for the fiscal year ended December 31, 2002 was $15,110.

PROPOSALS FOR THE NEXT ANNUAL MEETING

     Stockholder proposals intended to be presented in the proxy materials relating to the next Annual Meeting of Stockholders must be received by us on or before December 15, 2003 and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

     A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our proxy statement must notify us by February 16, 2004. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by us for the next Annual Meeting will not have discretionary authority to vote on the proposal. In addition, the proposal must contain the specific information required by our Bylaws, a copy of which may be obtained by writing to our Secretary.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the company’s Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in each household. The company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to: Investor Relations, AMDL, Inc. 2492 Walnut Avenue, Suite 100, Tustin, California 92780; telephone : (949) 505-4461. Any stockholder who wants to receive separate copies of our Proxy Statement or Annual Report in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact the company at the above address and phone number.

FINANCIAL AND OTHER INFORMATION

     Our financial statements have been included as part of our Annual Report enclosed with this Proxy Statement. The financial statements and notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” from the Form 10-KSB/A for the year ended December 31, 2002 are incorporated by reference.

     We will provide to each person solicited, without charge except for exhibits, upon request in writing

REQUEST TO RETURN PROXIES PROMPTLY

     A proxy is enclosed for your use. Please mark, date, sign and return the proxy at your earliest convenience in the envelope provided. A prompt return of your proxy will be appreciated.

By order of the board of directors,

Gary L. Dreher, President and Chief Executive Officer

Tustin, California
July __, 2003

AMDL, INC. PROXY — 2003 ANNUAL MEETING

Solicited on behalf of the board of directors for the Annual Meeting August 21, 2003

     The undersigned, a stockholder of AMDL, Inc., a Delaware corporation, appoints Gary L. Dreher his, her or its true and lawful agent and proxy, with full power of substitution, to vote all the shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AMDL, Inc. to be held at the offices of Preston Gates & Ellis LLP, 1900 Main Street, Suite 600, Irvine, California 92614 on Thursday August 21, 2003, at 10:00 a.m. (local time), and any adjournment thereof, with respect to the following matters which are more fully explained in our proxy statement dated July      , 2003 receipt of which is acknowledged by the undersigned:

ITEM 1:	ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)

William M. Thompson, III, M.D. Gary L. Dreher Edward R. Arquilla, M.D., Ph.D.	Douglas C. MacLellan Marvin E. Rosenthale, Ph.D.

ITEM 2:	APPROVAL OF STOCK ISSUANCE PROPOSAL

☐ FOR	☐ AGAINST	☐ ABSTAIN

ITEM 3:	RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

☐ FOR	☐ AGAINST	☐ ABSTAIN

ITEM 4:	OTHER MATTERS. The board of directors at present knows of no other matters to be brought before the Annual Meeting.

     This proxy, when properly executed, will be voted in accordance with the instructions given. If no direction is made, the shares represented by this proxy will be voted FOR the election of the directors nominated by the board of directors and will be voted in accordance with the discretion of the proxies upon all other matters which may come before the Annual Meeting.

DATED:__________________________________, 2003

Signature of Stockholder

Signature of Stockholder if held jointly

PLEASE SIGN AS YOUR NAME APPEARS ON THE PROXY
Trustees, Guardians, Personal and other Representatives, please indicate full titles.

IMPORTANT: PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE

PLEASE CHECK IF YOU ARE PLANNING TO ATTEND THE MEETING     ☐